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                                                                    Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
Carrizo Oil & Gas, Inc.

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Carrizo Oil & Gas, Inc. for the registration of shares of its common stock and to the incorporation by reference of our report dated March 25, 2004, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP

Houston, Texas
July 12, 2005